Exhibit 10.1

May 14, 2019

Torben Straight Nissen, Ph.D.

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Re:      Resignation and Post-Employment Senior Advisory Role

Dear Torben:

This letter agreement (the “Agreement”) confirms the receipt of your resignation from Rubius Therapeutics, Inc. (the “Company”), effective July 24, 2019 (the “Separation Date”).   The Company’s Board of Directors (the “Board”) appreciates your contributions and would like to make this transition as seamless as possible.  With this in mind, we are proposing an arrangement that affirms the terms of your employment with the Company until the Separation Date and, thereafter, sets forth the terms of your role to provide post-employment assistance to the Company as a non-employee senior advisor. Effective on the Separation Date, you hereby resign from your role as President of the Company and from any other officer or director position you hold with the Company or any affiliate.

1.         Post-Employment Senior Advisor Role

Provided that you satisfy each of the Conditions (as defined below),  from the Separation Date through July 24, 2020 (unless you or the Company elect an earlier date after providing at least thirty (30) days written notice),  you will serve in a non-employee senior advisor role (a “Senior Advisor”).  The time period between the Separation Date and the last date that you serve as a Senior Advisor, whether it is on July 24, 2020 or an earlier date (as described in the previous sentence) shall be referred to as the “Senior Advisor Period”.  As a Senior Advisor, you will provide assistance to the Company remotely and on an as-needed basis.  The time commitment in the Senior Advisor role shall not exceed ten (10) hours per month.  You agree to work cooperatively with the Board, the CEO and other members of the Company’s management team during the Senior Advisor Period.

2.         Compensation,  Benefits and Equity

(a)                                Until the Separation Date,  your employment will continue pursuant to your Employment Agreement dated July 2, 2018 (the “Employment Agreement”), including that you will (i) continue to be paid your current base salary (the “Base Salary”); (ii) remain eligible to participate in the Company’s group employee benefit plans; and (iii) continue to vest in your outstanding equity grants, including the outstanding stock options (the “Options”) and restricted stock awards (the “RSAs”) held by you as of the date hereof as a regular full-time employee,  all as provided in your Employment Agreement.  Since you will not be employed by the Company on the date on which any 2019 bonuses would be paid, you will not be eligible for any bonus compensation for 2019.  On the Separation Date, all wages and benefits shall end and, notwithstanding anything to the contrary in the Company’s stock incentive plans (as the same may be amended from time to time, the “Stock Plans”) and option and restricted stock agreements entered into between you and the Company in connection with each of your outstanding equity grants as of the date hereof (together with the Stock Plans, the “Equity Documents”) or otherwise, except as provided in Section 2(d)  below, you shall cease vesting in your outstanding equity interests, including the Options and the RSAs.

(b)                                On the Separation Date, the Company will pay you (i) any unpaid base salary earned through the Separation Date; and (ii) any accrued but unused vacation through the Separation Date. The Company will also reimburse you for any unpaid expense reimbursement subject to Company policies.

(c)                                During the Senior Advisor Period you will no longer be an employee of the Company and, accordingly, you will no longer be entitled to pay or benefits.

(d)                                If you satisfy each of the Conditions (defined below), effective as of the Separation Date, and provided that (i) you remain employed by the Company through July 24, 2019 and (ii) as of that date you have not exercised any portion of the Option granted to you on February 15, 2018 (the “2018 Option”),  87,500 shares subject to the Option granted to you on November 29, 2016,  as amended on February 15, 2018, and 3,396 shares subject to the Option granted to you on April 3, 2017, as amended on February 15, 2018, shall accelerate and become vested and exercisable.  For the avoidance of doubt, if you exercise any portion of the 2018 Option on or prior to the Separation Date, you shall not be entitled to any acceleration of your equity awards.1

(e)                                You and the Company acknowledge and agree that that notwithstanding anything to the contrary in the Equity Documents,  (i) effective as of the Separation Date, the portion of each Option that is unvested as of the Separation Date (after giving effect to the acceleration set forth in (d) above) shall terminate and be of no further force or effect, (ii) your ability to exercise any portion of the 2018 Option shall terminate as of the Separation Date, (iii) effective as of the date immediately following the Separation Date, the vested portion of the 2018 Option shall terminate and be of no further force or effect and (iv) you shall cease to be an Eligible Participant (as defined in the Equity Documents) for purposes of the Options on the Separation Date.  In addition, you and the Company acknowledge and agree that notwithstanding anything to the contrary in the Equity Documents, all vesting in your outstanding RSAs will cease as of the Separation Date.  Except as set forth above, the portion of your Options that is vested as of the Separation Date (after giving effect to the acceleration set forth in (d) above) shall remain exercisable for the period of time following the Separation Date set forth in the Equity Documents.

3.         Conditions

To receive the benefits set forth in this Agreement, you must satisfy each of the following “Conditions”: (i) enter into, not revoke, and comply with this Agreement, including but not limited to the Continuing Obligations (as defined below); (ii) provide services as set forth in this

1         A complete summary of your outstanding equity grants as of the date hereof and as of July 24, 2019 (after giving effect to the acceleration and forfeiture described in this Section) is set forth on Exhibit A.

Agreement to the reasonable satisfaction of the Board;  and (iii)  between July 22, 2019 and July 24, 2019, execute and return to the Company the General Release of Claims attached hereto as Exhibit B.

4.         Restrictive Covenants

By executing this Agreement, you reaffirm the terms of the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement dated November 21, 2016 (the “Restrictive Covenant Agreement”), which terms are hereby incorporated as material terms of this Agreement.  The obligations under the Restrictive Covenant Agreement shall continue during the Senior Advisor Period as if you continued to be an employee and are supplemental to any previously executed restrictive covenant agreements (together with the Restrictive Covenant Agreement and Sections 5 and 6 of this Agreement, the “Continuing Obligations”).

5.         Non-Disparagement

You agree to take no action or make any statements, written or oral, that are disparaging about or adverse to the business interests of the Company or its employees, directors, officers, agents, products or services, provided that this shall not in any way affect your obligation to testify truthfully in a legal proceeding.

6.         Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”).  You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have.  Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  The Company shall pay for any reasonable travel expenses related to your performance of Cooperation Services.

7.         Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action).  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement, the Restrictive Covenant Agreement, or any other confidentiality agreement, for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.         Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

9.         Other Provisions

(a)                                Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(b)                                Jurisdiction.  You and the Company hereby agree that the state and federal courts in Suffolk County, Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(c)                                Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(d)                                Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenant Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)                                Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)                                Entire Agreement.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except as set forth in this Agreement.  If signed, this Agreement will become binding between you and the Company relating to the subject matter herein.

(g)                                Effective Date.  This Agreement shall become effective upon execution by both parties (the “Effective Date”).

(h)                                Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

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Please indicate your agreement to the terms of this Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

By:	/s/ Pablo Cagnoni	May 14, 2019
Name:	Pablo Cagnoni	Date
Title:	Chief Executive Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Torben Straight Nissen, Ph.D.	May 14, 2019
Torben Straight Nissen, Ph.D.	Date

Exhibit A

Torben Straight Nissen – Summary of Outstanding Equity Grants as of May 14, 2019

Grant Date	Plan	Type(1)	Shares	Price	Total Vested	Total Unvested
11/29/2016	2014	ISO/NQ(2)	350,000	$0.18	–	350,000
4/3/2017	2014	ISO/NQ(2)	115,000	$0.19	–	115,000
2/15/2018	2014	ISO/NQ	333,500	$4.74	104,218	229,282
4/3/2017	2014	RS	460,000	$0.19	239,583	220,417
11/29/2016	2014	RS(3)	1,400,000	$0.18	845,833	554,167
1/31/2019	2018	ISO/NQ	175,000	$13.69	–	175,000

Torben Straight Nissen – Summary of Outstanding Equity Grants as of July 24, 2019

Grant Date	Plan	Type(1)	Shares	Price	Total Vested	Total Unvested
11/29/2016	2014	ISO/NQ(2)	350,000	$0.18	175,000	–
4/3/2017	2014	ISO/NQ(2)	115,000	$0.19	32,146	–
2/15/2018	2014	ISO/NQ	333,500	$4.74	104,218(4)	–
4/3/2017	2014	RS	460,000	$0.19	258,750	201,250
11/29/2016	2014	RS(3)	1,400,000	$0.18	933,333	466,667
1/31/2019	2018	ISO/NQ	175,000	$13.69	–	–

(1)      All stock options are ISOs to the extent permitted under applicable tax law and non-qualified stock options for the remainder.

(2)      These options are milestone options. They vest 50% upon the closing of a specified transaction, 25% upon the first anniversary of the closing of the Company’s initial public offering and 12.5% upon each of the second and third anniversaries of the closing of the initial public offering.

(3)      The shares were issued pursuant to the early exercise of a stock option granted to Dr. Straight Nissen and commenced vesting on November 21, 2016.

(4)      These shares will be vested but not exercisable on July 24, 2019 and will cancel on July 25, 2019.

Exhibit B

General Release of Claims

In consideration for certain of the benefits described in letter agreement between Torben Straight Nissen, Ph.D. (“you”) and Rubius Therapeutics, Inc. (the “Company”) dated May 14, 2019 (the “Letter Agreement”), to which you acknowledge you would otherwise not be entitled, including those described in Section 2(d) of the Letter Agreement, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this General Release of Claims, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This General Release of Claims includes, without limitation, all Claims:

•	relating to your employment by the Company and your decision that your employment with the Company will end;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act);
•

for wages, bonuses, incentive compensation, commissions, additional stock grants, unvested stock options, vacation pay, severance pay or benefits, including under any plan or agreement, or for any other compensation or benefits, and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this General Release of Claims shall not affect your rights under the Letter Agreement, any vested rights under the Company’s employee benefit plans, or your rights under the Indemnification Agreement that you and the Company entered into dated July 17, 2018 (the “Indemnification Agreement”), nor shall it release claims that cannot be released as a matter of law.

You are advised to consult with an attorney before signing this General Release of Claims.  This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this General Release of Claims and that you are knowingly and voluntarily entering into this General Release of Claims.

Torben Straight Nissen, Ph.D.	Date